Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Dan Fairfax	Michael Iburg	Brendan Lahiff
408.207.1700	408.207.1305	415.439.4504
dfairfax@foundrynet.com	miburg@foundrynet.com	Brendan.lahiff@fd.com
FOUNDRY NETWORKS RECEIVES ADDITIONAL STAFF DETERMINATION LETTER AND DECISION OF NASDAQ LISTING AND HEARING REVIEW COUNCIL
Santa Clara, California—May 16, 2007— Foundry Networks ™, Inc. (NasdaqGS: FDRY), today announced that on May 9, 2007 it received a decision from the Nasdaq Listing and Hearing Review Council (the “Listing Council”) which, among other things, granted Foundry an extension until June 8, 2007 to come into compliance with all of the continued listing requirements of the Nasdaq Global Market (the “Global Market”). In addition, on May 14, 2007, Foundry received an Additional Staff Determination letter from The Nasdaq Stock Market.
The Additional Staff Determination Letter
The Additional Staff Determination letter notified Foundry that its delay in filing its Quarterly Report on Form 10-Q for the period ended March 31, 2007 is an additional basis for Nasdaq to find that Foundry is not currently in compliance with Nasdaq’s listing requirements as set forth in Marketplace Rule 4310(c)(4). As a result, Foundry’s securities remain subject to delisting from The Nasdaq Global Market.
As previously disclosed, Foundry received similar letters on August 14, 2006, November 14, 2006 and March 6, 2007 related to the delayed filings of its Quarterly Reports on Form 10-Q for the periods ended June 30, 2006 and September 30, 2006, and its Annual Report on Form 10-K for the year ended December 31, 2006.
The Listing Council Decision
In the May 9, 2007 decision, the Listing Council ruled on Foundry’s appeal of the Nasdaq Listing Qualifications Panel’s (the “Panel’s”) December 12, 2007 decision in which the Panel exercised its maximum authority by granting Foundry an extension until February 12, 2007 to comply with the filing requirements of Marketplace Rule 4310(c)(4). The Listing Council found the Panel’s decision appropriate at the time it was rendered. The Listing Council also determined to exercise its discretionary authority under Marketplace Rule 4802(b) to grant Foundry an exception to delisting until June 8, 2007 to come into compliance with all of the Global Market continued listing requirements. Pursuant to the Listing Council’s decision, if Foundry does not come into compliance by the close of business on June 8, 2007, its securities will be suspended from trading on The Nasdaq Global Market at the opening of business on June 12, 2007.
In a May 9, 2007 cover letter from Nasdaq transmitting the Listing Council’s decision, Nasdaq informed Foundry that pursuant to Marketplace Rule 4809, the Board of Directors of the Nasdaq Stock Market LLC may call the Listing Council’s decision for review in connection with an upcoming Nasdaq Board meeting. The letter further stated that Foundry will be provided with written notice if the Listing Council’s decision represents the final action of the Nasdaq Stock Market LLC following that meeting.
Foundry has decided to obtain preclearance from the Office of Chief Accountant of the Securities and Exchange Commission (the “OCA”) of certain accounting treatments relative to its restatement, before filing its restated historical financial statements. Although Foundry believes that its accounting treatment is the most appropriate, Foundry has submitted its restatement for pre-clearance based on its understanding that the SEC encourages registrants to do so when judgment is used in the selection of measurement dates. Foundry submitted its proposed restatement to the OCA on May 15, 2007. Although Foundry is working diligently and believes that it will be able to make the filings required for it to become current and satisfy Nasdaq continued listing criteria by the June 8, 2007 deadline, its ability to do so depends upon many factors, including factors outside its control. For example, the length of time required for OCA review, or for Foundry to respond to any OCA comments, could prevent Foundry from coming into compliance with all of the

Nasdaq Global Market continued listing standards by June 8, 2007 and could result in Foundry’s securities being delisted from trading on The Nasdaq Global Market.
About Foundry Networks
Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s over 10,000 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com .
Forward-Looking Statements
This press release contains forward-looking statements, as defined under federal securities laws. These forward-looking statements include the statements regarding the Company’s expectations as to its ability to make filings and satisfy Nasdaq continued listing criteria, the potential delisting of its common stock from The Nasdaq Global Market, the OCA’s response to Foundry’s submission, and the Company’s continued listing on the Nasdaq Global Market during such review. These statements are predictions and are not historical facts or guarantees of future performance or events and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. These risks include, but are not limited to, (i) the possibility that the Company might not be able to come into compliance with the Nasdaq continued listing requirements by June 8, 2007 and be delisted; (ii) the possibility that the Company might, for as yet unknown reason, not be able to comply with the Nasdaq continued listing requirements and may be delisted; and (iii) other events and other important factors disclosed previously and from time to time in the Company’s filings with the Securities and Exchange Commission. Foundry assumes no obligation to update the information in this press release.